Exhibit 99.1

NEWS RELEASE

	CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries
(972) 881-1099

Jack Lascar, Partner
Karen Roan, SVP
FOR IMMEDIATE RELEASE		DRG&E (713) 529-6600

TGC Industries Reports Third Quarter 2006 Results

•                  Revenues and EBITDA double

•                  Net income increases 64%

PLANO, TEXAS – OCTOBER 23, 2006 – TGC Industries, Inc. (AMEX: TGE) today announced record third quarter 2006 net income of $1.3 million, or $0.09 per diluted share, on record quarterly revenues of $18.0 million compared to net income (before dividend requirements on preferred stock) of $0.8 million, or $0.06 per diluted share, on revenues of $8.0 million for the third quarter of 2005.

Wayne Whitener, President and Chief Executive Officer of TGC Industries, stated, “Although third quarter revenues and EBITDA more than doubled and net income increased approximately 64 percent, net income was negatively affected by start-up costs for our eighth crew and one-time maintenance and repair costs incurred in bringing up to TGC standards the recently acquired shot hole drilling operation.  During the third quarter, an unusually high 43 percent of revenues were derived from lower profit margin shot hole drilling contracts.

“Additionally, adverse weather conditions affected one of the crews, forcing it to use an alternative energy source, thereby requiring additional time to complete a substantial turnkey contract.  Therefore, third quarter diluted earnings per share were negatively impacted by approximately $0.05 per share.  Excluding these costs, diluted earnings per share would have been approximately $0.14 for the quarter.”

Third quarter revenues more than doubled to $18.0 million from last year’s third quarter revenues of $8.0 million.  The revenue increase was primarily due to the operation of seven field crews, five of which were utilizing ARAM ARIES seismic recording systems, during the third quarter of 2006 compared to four field crews in operation, with two using ARAM ARIES equipment, during most of the third quarter of 2005.  Also, the continued improved productivity of the field crews due to the use of new and advanced equipment, such as GPS survey equipment and ARAM ARIES seismic recording systems, added to the strong revenue growth.

Income from operations during the third quarter of 2006 was negatively impacted by the expenses detailed above.  Income before income taxes in the third quarter was $2.3 million compared to $1.3 million in the year ago third quarter.  Net income for the third quarter was $1.3 million, or $0.09 per diluted share, compared to net income (before dividend requirements on preferred stock) of $0.8 million, or $0.06 per diluted share, for the same period of 2005.

EBITDA (earnings before net interest expense, taxes, depreciation and amortization) for the third quarter doubled to $5.0 million, a 27.6 percent margin, from $2.3 million, a 29.4 percent margin, in the third quarter of 2005.  A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

Revenues for the first nine months of 2006 increased to $47.6 million from $20.9 million during the same period last year.  Income from operations for the nine month period was $10.8 million, compared to $5.1 million in the same period a year ago.  Net income for the first nine months of 2006 was $6.2 million, or $0.39 per diluted share, compared to net income of $3.7 million, or $0.28 per diluted share, for the same period of 2005.  EBITDA increased to $17.1 million, a 36.0 percent margin, during the first nine months of 2006 compared to $7.1 million, a 33.8 percent margin, for same period last year.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, October 23, 2006, at 9:30 a.m. eastern time/8:30 central.  To participate in the conference call, dial 303-262-2130 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until October 30, 2006.  To access the replay, dial 303-590-3000 using a passcode of 11073367.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, with a branch office in Houston, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward looking statements. There can be no assurance that those expectations and projections will prove to be correct.

- Tables to follow -

TGC INDUSTRIES, INC.

Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	Unaudited		Unaudited

Revenue	$17,952,193	$7,986,647	$47,640,674	$20,934,371

Cost and expenses
Cost of services	12,526,248	5,132,973	28,666,839	12,431,328
Selling, general, administrative	471,132	505,139	1,826,335	1,429,764
Depreciation and amortization expense	2,493,509	912,936	6,396,479	1,939,669
	15,490,889	6,551,048	36,889,653	15,800,761

INCOME FROM OPERATIONS	2,461,304	1,435,599	10,751,021	5,133,610

Interest expense	199,414	110,992	608,101	190,354

INCOME BEFORE INCOME TAXES	2,261,890	1,324,607	10,142,920	4,943,256

Income tax expense current	(915,111)	(503,978)	(3,967,055)	(1,257,230)

NET INCOME	1,346,779	820,629	6,175,865	3,686,026

Less dividend requirements on preferred stock	—	(62,602)	—	(196,779)

INCOME ALLOCABLE TO COMMON SHAREHOLDERS	$1,346,779	$758,027	$6,175,865	$3,489,247

Earnings per common share:
Basic	$.09	$.11	$.39	$.53
Diluted	$.09	$.06	$.39	$.28

Weighted average number of common shares outstanding:
Basic	15,714,518	6,729,614	15,647,693	6,573,709
Diluted	15,822,079	13,195,845	15,765,032	12,977,848

The statements of income reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods. The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC INDUSTRIES, INC.

Condensed Balance Sheets

	September 30,	December 31,
	2006	2005
	(Unaudited)	(Note)

Cash and cash equivalents	$8,251,016	$9,499,409
Receivables (net)	7,115,482	4,459,844
Pre-Paid expenses and other	3,095,648	4,434,043
Current assets	18,462,146	18,393,296
Other assets (net)	324,475	56,003
Property and equipment (net)	32,838,775	22,796,640
Total assets	$51,625,396	$41,245,939

Current liabilities	$14,873,409	$8,441,147
Long-term obligations	3,748,825	6,199,364
Shareholders’ equity	33,003,162	26,605,428
Total liabilities & equity	$51,625,396	$41,245,939

The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date.

TGC INDUSTRIES, INC.

Reconciliation of EBITDA to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net income	$1,346,779	$820,629	$6,175,865	$3,686,026
Depreciation	2,493,509	912,936	6,396,479	1,939,669
Interest	199,414	110,992	608,101	190,354
Income tax expense	915,111	503,978	3,967,055	1,257,230

EBITDA	$4,954,813	$2,348,535	$17,147,500	$7,073,279

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